Exhibit 99.1

Absci Reports Business Updates and Third Quarter 2024 Financial and Operating Results
Successfully delivered AI de novo designed antibody sequences to AstraZeneca, fulfilling first milestone under collaboration
Entered into collaboration with Twist Bioscience to design a novel antibody using generative AI
VANCOUVER, Wash. and NEW YORK, November 12, 2024 – Absci Corporation (Nasdaq: ABSI), a data-first generative AI drug creation company, today reported financial and operating results for the quarter ended September 30, 2024.
"The recent progress we have made across our portfolio of internal and partnered programs illustrates our commitment to delivering results," said Sean McClain, Founder and CEO. "Through achieving a milestone in our collaboration with AstraZeneca, adding a new partnership with Twist, and continuing to advance each of our own proprietary internal programs, the last few months represent another period of solid execution for Absci."
Recent Highlights
•Successfully delivered AI de novo designed antibody sequences to AstraZeneca in fulfillment of the first milestone under the companies’ AI-driven drug discovery collaboration, first announced in December 2023. The collaboration combines Absci’s Integrated Drug Creation™ platform with AstraZeneca's expertise in oncology with the goal to deliver an AI-designed antibody against an oncology target.
•Entered into a collaboration with Twist Bioscience to design a novel therapeutic using AI. Under the collaboration, the companies will integrate their industry-leading platforms to accelerate the design and development of a novel antibody therapeutic for a key biological target that potentially impacts multiple disease areas.
•Continuing to advance ABS-101, ABS-201, and ABS-301 programs through preclinical studies, and expecting to advance at least one additional internal asset program to a lead stage this year.

Exhibit 99.1
Internal Pipeline Updates, Anticipated Program Progress, and 2024 Outlook
•ABS-101 (potential best-in-class anti-TL1A antibody): Last month, at Festival of Biologics Europe 2024, Absci gave a presentation titled "Development of an AI designed therapeutic anti-TL1A antibody for IBD.” A poster containing additional data was also shared at this event, a copy of which can be found on Absci's website. Absci continues to advance ABS-101 through IND-enabling studies, plans to initiate Phase 1 clinical studies for ABS-101 in the first half of 2025, and continues to expect an interim data readout in the second half of 2025.
•ABS-201 (potential best-in-class antibody for undisclosed dermatology target): ABS-201 is designed for an undisclosed dermatological indication with significant unmet need, where the efficacy of the pharmacological standard of care is not satisfactory. Absci anticipates selecting a development candidate for this program in the second half of 2024.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci anticipates completion of mode-of-action validation studies for this program in the first half of 2025.
•Additional Internal Pipeline Programs: In addition to further development of ABS-101, ABS-201, and ABS-301, Absci expects to advance at least one additional internal asset program to a lead stage in 2024.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships, and continues to anticipate signing drug creation partnerships with at least four Partners in 2024, including one or more multi-program partnerships.
Absci now expects a gross use of cash, cash equivalents, and short-term investments of approximately $75 million, below the previous expectation of approximately $80 million, for the fiscal year ending December 31, 2024. This amount includes the expected costs associated with advancing the IND-enabling studies for ABS-101 with a third-party contract research organization.
Absci continues to focus its investments and operations on advancing its internal pipeline of programs, alongside current and future partnered programs, while achieving ongoing platform improvements and operational efficiencies. Based on the company's current plans, Absci believes its existing cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the first half of 2027.
Third Quarter 2024 Financial Results
Revenue was $1.7 million for the three months ended September 30, 2024 compared to $0.7 million for the three months ended September 30, 2023. This increase was driven by mix of partnered programs and related progress.

Exhibit 99.1
Research and development expenses were $18.0 million for the three months ended September 30, 2024 compared to $11.0 million for the three months ended September 30, 2023. This increase was primarily driven by increased lab operations, including direct costs associated with IND-enabling studies for ABS-101, and an increase in stock compensation expense.
Selling, general, and administrative expenses were $9.3 million for the three months ended September 30, 2024 compared to $9.5 million for the three months ended September 30, 2023. This decrease was due to lower personnel costs and continued reductions in administrative costs, offset by an increase in stock compensation expense.
Net loss was $27.4 million for the three months ended September 30, 2024, as compared to $22.0 million for the three months ended September 30, 2023.
Cash, cash equivalents, and short-term investments as of September 30, 2024 were $127.1 million, compared to $145.2 million as of June 30, 2024.
Webcast Information
Absci will host a conference call to discuss its third quarter 2024 business updates and financial and operating results on Tuesday, November 12, 2024 at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is a data-first generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed candidates to wet lab-validated candidates in as little as six weeks. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), X (Twitter) (@Abscibio), and YouTube.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “goal,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-

Exhibit 99.1
looking statements, including statements regarding our expectations related to business operations, portfolio strategy, financial performance, and results of operations, our expectations and guidance related to the success of our partnerships, the gross use of cash, cash equivalents, and short-term investments, including revised guidance, our projected cash usage, needs, and runway, our expectations regarding the signing and number of additional partners and number of programs included in such partnerships, our technology development efforts and the application of those efforts, including for generalizing our platform, accelerating drug development timelines, improving the economics of drug discovery by lowering costs, and increasing the probability of success for drug development, our ability to execute with our partners to create differentiated antibody therapeutic candidates in an efficient manner, create and execute a successful development and commercialization strategy related to such candidates with current or future partners, and design and develop differentiated therapeutics to treat disease with unmet need, our ability to market our platform technologies to potential partners, our plans related to our R&D Day scheduled for December 12, and our internal asset programs, including our clinical development strategy, the progress and timing for various stages of development including advancement to lead stage, completion of pre-clinical studies, candidate selection, IND enabling studies, initiating clinical trials and the generation and disclosure of data related to these programs, the translation of preclinical results and data into product candidates, and the significance of preclinical results, including in comparison to competitor molecules and in leading to differentiated clinical efficacy or product profiles, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to obtaining and maintaining necessary approvals from the FDA and other regulatory authorities, replicating in clinical trials promising or positive results observed in preclinical studies, our dependence on third parties to support our internal asset programs, including for the manufacture and supply of preclinical and clinical supplies of our product candidates or components thereof, our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners, our existing and potential partners’ ability and willingness to pursue the development and commercialization of programs or product candidates under the terms of our partnership agreements, and overall market conditions and regulatory developments that may affect our and our partners’ activities under these agreements, along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other

Exhibit 99.1
important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except for share and per share data)	2024	2023	2024	2023
Revenues
Technology development revenue	$1,701	$744	$3,869	$5,380
Total revenues	1,701	744	3,869	5,380
Operating expenses
Research and development	17,985	11,029	45,482	35,798
Selling, general and administrative	9,256	9,505	27,346	28,508
Depreciation and amortization	3,355	3,513	10,155	10,515
Goodwill impairment	—	—	—	21,335
Total operating expenses	30,596	24,047	82,983	96,156
Operating loss	(28,895)	(23,303)	(79,114)	(90,776)
Other income (expense)
Interest expense	(130)	(229)	(456)	(806)
Other income, net	1,664	1,572	5,496	4,613
Total other income, net	1,534	1,343	5,040	3,807
Loss before income taxes	(27,361)	(21,960)	(74,074)	(86,969)
Income tax expense	(37)	(34)	(49)	(52)
Net loss	$(27,398)	$(21,994)	$(74,123)	$(87,021)

Net loss per share: Basic and diluted	$(0.24)	$(0.24)	$(0.68)	$(0.95)

Weighted-average common shares outstanding: Basic and diluted	113,613,488	92,217,234	108,665,095	91,844,221

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except for share and per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$38,195	$72,362
Restricted cash	15,799	16,193
Short-term investments	88,873	25,297
Receivables under development arrangements, net	1,500	2,189
Prepaid expenses and other current assets	5,777	4,537
Total current assets	150,144	120,578
Operating lease right-of-use assets	4,223	4,490
Property and equipment, net	32,374	41,328
Intangibles, net	45,726	48,253
Restricted cash, long-term	1,155	1,112
Other long-term assets	1,609	1,537
TOTAL ASSETS	$235,231	$217,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,672	$1,503
Accrued expenses	18,248	19,303
Long-term debt	3,274	3,258
Operating lease obligations	1,573	1,679
Financing lease obligations	140	641
Deferred revenue	1,781	3,174
Total current liabilities	26,688	29,558
Long-term debt, net of current portion	2,155	4,660
Operating lease obligations, net of current portion	4,847	5,643
Finance lease obligations, net of current portion	—	76
Deferred tax liability, net	175	186
Deferred revenue, long-term	—	966
Other long-term liabilities	31	33
TOTAL LIABILITIES	33,896	41,122

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	11	9
Additional paid-in capital	681,691	582,699
Accumulated deficit	(480,618)	(406,495)
Accumulated other comprehensive income (loss)	251	(37)
TOTAL STOCKHOLDERS' EQUITY	201,335	176,176
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$235,231	$217,298